EXHIBIT 99.1

CONTACT:    Lester A. Aaron
Chief Financial Officer
(818) 591-9800

For Immediate Release

Unico American Corporation Reports First Quarter 2008 Financial Results

Woodland Hills, Calif., May 15, 2008 - Unico American Corp. (NASDAQ - “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced its financial results for the first quarter ended March 31, 2008.

First Quarter Highlights

➢	Product Development Activity:

•	We improved the flexibility and marketability of our coverage to owners of Auto Repair & Body Shops, and owners of Apartment Buildings, via the adoption of new coverage enhancement endorsements,

•	We increased the competitiveness of our Used Car Dealer program,

•	We broadened our access to the property insurance market by increasing the limits of coverage offered for property risks, from $6 million to $10 million.

➢	Customer Services Activity. During the quarter we improved the speed and efficiency of our business and made the Company a more attractive partner for brokers and agents:

•	We introduced broker/agent communication options for direct delivery and correspondence to consumers,

•	We introduced “paperless” electronic distribution of policies, endorsements and correspondence as an option for brokers and agents,

•	We introduced an on-line forms library, and on-line, easy-issuance of Certificates and Binders options,

•	We redesigned and simplified various risk management and renewal survey processes, to be more user friendly for consumers, agents and brokers,

•	We re-engineered procedures in order to accommodate more policy reinstatement requests and to improve cancellation and coverage change requests,

•	We introduced a new and renewal business grace-period binding process that will assist in selling escrow opportunities.

➢	Sales Force Development:

•	We appointed five agents in pursuit of our target of twelve agents by the end of this year.

➢	The Company increased book value per share by 4%, to $12.76 per diluted share as of March 31, 2008, as compared to $12.28 per diluted share as of December 31, 2007.

➢	A.M. Best upgraded Crusader’s rating outlook, from “stable” to “positive.”

First Quarter 2008 Results

In the first quarter ended March 31, 2008, total revenues were $12.3 million, compared with revenues of $12.9 million a year ago.

Net premium earned was $8.9 million, or 73% of revenues, compared to net premium earned of $9.7 million, or 75% of revenues, in the first quarter of 2007.  Revenue softening was primarily the result of continued competition in the California insurance marketplace.

Net investment income for the quarter was $1.6 million, or 13% of revenues, compared with $1.7 million, or 13% of revenues, a year ago. Total insurance company revenues were $10.6 million, or 87% of total revenues, compared to total insurance company revenues of $11.3 million, or 88% of total revenues, in the first quarter of 2007.

Gross commissions and fees during the quarter increased 8% to $1.5 million, or 12% of revenues, from $1.4 million, or 11% of revenues, a year ago.

Loss and loss adjustment expenses were $6.2 million, or 69% of net premium earned, compared to 61% for the same period in the prior year. The increase in loss and loss adjustment expenses was primarily the result of an increase in current accident year losses incurred and a decline in favorable development from prior accident years’ losses and loss adjustment expenses.  Current accident year losses were 73% of net premium earned compared to 70% in the same period in the prior year.  Net favorable development incurred for the first quarter ending March 31, 2008 was $0.4 million compared to $0.8 million in the same quarter last year.

Policy acquisition costs were $2.1 million, or 17% of total revenues, compared to $2.0 million, or 15% of total revenues, in the first quarter of 2007.

Commissions to agents and brokers increased $0.1 million to $0.3 million for the three months ended March 31, 2008, from $0.2 million for the three months ended march 31, 2007, as written premiums in the health insurance program increased, resulting in a related increased in commission income from that program.

Total expenses during the quarter ended March 31, 2008, were $10.8 million, compared to $10.3 million for the quarter ended March 31, 2007.

For the first quarter of 2008, net income was $1 million, or $0.17 per diluted share, compared with net income of $1.7 million, or $0.30 per diluted share for the first quarter of 2007.

“During the first quarter of 2008, Unico continued to improve its long-term prospects with new initiatives while, at the same time, remaining profitable and increasing book value per share.  We were also gratified at the recognition by A.M. Best of our stronger financial condition,” said Mr. Erwin Cheldin, President of Unico. “While our markets remain competitive and some of the market is now under-priced, our legacy of innovative risk management practice allows us unique access to what remains a substantial addressable market of well-priced underwriting opportunities.  Having begun to re-engineer the business for further innovation, productivity and efficiency, we are more confident of our ability to work with our agents and broker partners and to play an enhanced role in those markets.”

Financial Condition

As of March 31, 2008, the Company had cash and investments of $149 million (at amortized cost).  Stockholders’ equity was $71.8 million, or $12.76 per common share, compared to stockholders’ equity of $69.1 million, or $12.28 per common share, at December 31, 2007.  Of the Company’s $149 million of investments (at amortized cost), $134 million are fixed maturity investments, of which $125 million (93%) are U.S. treasury securities.

About Unico American Corp.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

- Financial Tables Follow -

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at market value (amortized cost: March 31, 2008 $134,111; December 31, 2007 $139,992)	$139,609	$142,896
Short-term investments, at cost	14,986	7,356
Total Investments	154,595	150,252
Cash	46	109
Accrued investment income	1,227	1,555
Premiums and notes receivable, net	4,817	5,067
Reinsurance recoverable:
Paid losses and loss adjustment expenses	990	318
Unpaid losses and loss adjustment expenses	24,489	28,425
Deferred policy acquisition costs	5,524	5,723
Property and equipment (net of accumulated depreciation)	516	557
Deferred income taxes	-	687
Other assets	761	1,083
Total Assets	$192,965	$193,776

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$89,086	$94,731
Unearned premiums	21,547	22,743
Advance premium and premium deposits	2,540	2,159
Income taxes payable	94	-
Deferred income taxes	187	-
Accrued expenses and other liabilities	7,736	5,040
Total Liabilities	$121,190	$124,673

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,625,308 at March 31, 2008, and 5,625,308 at December 31, 2007	$3,594	$3,594
Accumulated other comprehensive gain	3,628	1,916
Retained earnings	64,553	63,593
Total Stockholders’ Equity	$71,775	$69,103

Total Liabilities and Stockholders' Equity	$192,965	$193,776

UNICO AMERICAN CORPORATION AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED FINANCIAL DATA
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended
	March 31
	2008	2007
REVENUES
Insurance Company Revenues
Premium earned	$11,147	$12,740
Premium ceded	2,222	3,031
Net premium earned	8,925	9,709
Net investment income	1,597	1,622
Net realized investment gains	6	-
Other income	115	10
Total Insurance Company Revenues	10,643	11,341

Other Revenues from Insurance Operations
Gross commissions and fees	1,471	1,366
Investment income	25	38
Finance charges and fees earned	125	149
Other income	4	3
Total Revenues	12,268	12,897

EXPENSES
Losses and loss adjustment expenses	6,196	5,934
Policy acquisition costs	2,081	1,996
Salaries and employee benefits	1,437	1,422
Commissions to agents/brokers	321	204
Other operating expenses	787	765
Total Expenses	10,822	10,321
Income Before Taxes	1,446	2,576
Income Tax Provision	486	854
Net Income	$960	$1,722

PER SHARE DATA
Basic Shares Outstanding	5,625	5,596
Basic Earnings Per Share	$0.17	$0.31

Diluted Shares Outstanding	5,670	5,680
Diluted Earnings Per Share	$0.17	$0.30

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
($ in thousands)

	Three Months Ended March 31,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$960	$1,722
Adjustments to reconcile net income to net cash from operations
Depreciation	53	58
Bond amortization, net	57	(25)
Net realized investment gains	(6)	-
Changes in assets and liabilities
Premium, notes and investment income receivable	577	474
Reinsurance recoverable	3,265	(584)
Deferred policy acquisitions costs	199	175
Other assets	(81)	(10)
Reserve for unpaid losses and loss adjustment expenses	(5,645)	(744)
Unearned premium reserve	(1,196)	(2,440)
Funds held as security and advanced premiums	381	507
Accrued expenses and other liabilities	2,696	1,311
Income taxes current/deferred	489	(796)
Net Cash Provided (Used) from Operations	1,749	(352)

Investing Activities
Purchase of fixed maturity investments	(11,185)	(3,196)
Proceeds from maturity of fixed maturity investments	16,510	6,000
Proceeds from sale of fixed maturity investments	506	-
Net (increase) in short-term investments	(7,630)	(2,398)
Additions to property and equipment	(12)	(30)
Net Cash Provided (Used) by Investing Activities	(1,811)	376

Financing Activities
Proceeds from issuance of common stock	-	46
Net Cash Provided by Financing Activities	-	46

Net increase (decrease) in cash	(62)	70
Cash at beginning of period	108	34
Cash at End of Period	$46	$104

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	-	$1,650